EXHIBIT 10.LL

Name of Employee:	No. of Shares: [Target # of RSUs]

VALLEY NATIONAL BANCORP
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

VALLEY NATIONAL BANCORP, a New Jersey corporation (the “Company”), this February __, 2019 (the “Award Date”), hereby grants, to ______________, an employee of the Company (the “Employee”), pursuant to the Company’s 2016 Long-Term Stock Incentive Plan (the “Plan”), [target # of RSUs] restricted stock units at target (“Target Award Amount”). Each restricted stock unit (“Unit”) represents the unfunded right to receive one share of the Common Stock, no par value, of the Company (“Share”), subject to the restrictions set forth herein on the terms and conditions hereinafter set forth (the “Award”).

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1.Incorporation by Reference of Plan. The provisions of the Plan are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Capitalized terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.
2.    Award of Restricted Stock Units. A record of the Units awarded hereunder (the “Units”) shall be maintained for the Employee with the administrator designated by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”), subject to terms deemed appropriate by the Committee to reflect the restrictions applicable to such Award (the “Restrictions”), until all the Restrictions specifically set forth in this Agreement and in Section 9 of the Plan with respect to the Units shall expire or be canceled. Upon the lapse of all Restrictions relating to any Units, the Company shall deliver Shares underlying the vested Units. The Units shall have no voting rights. The Units shall be credited with Dividend Equivalents as set forth in Section 9 of the Plan. Dividend Equivalents credited with respect to Shares underlying the Units (i) shall not be paid to the Employee until the Restrictions with respect to the Units upon which such Dividend Equivalents were credited, expire or are canceled, (ii) shall be paid with respect to any Units which vest along with the Shares that are delivered, and (iii) shall immediately and automatically be cancelled with respect to Units which are forfeited or canceled. No interest will be accrued, credited or paid on Dividend Equivalents.
3.    Restrictions.
(a)    Vesting. The Units and all related Dividend Equivalents shall not be delivered to the Employee and may not be sold, assigned, transferred, pledged or otherwise encumbered by the Employee until such Units have vested based on achievement of the performance goals set forth in Schedule A and subject to the terms of this Agreement. Any Units earned based on achievement of the specific performance goals shall vest on the later of (i) February 1, 2022, or (ii) the date that the Committee certifies the payout level as a result of such performance achievement. The Shares representing such vested Units shall be delivered to the Employee no later than 90 days following the end of the performance period.
(b)    Death. Upon death of the Employee while employed but before the end of the Performance Period, (i) all Restrictions upon the Target Award Amount shall lapse and such Units shall immediately vest and the Shares representing such vested Units shall be paid promptly to the Employee’s designated beneficiary if one has been designated by the Employee and if not to the Executive’s executor, administrator, heirs or distributees, as the case may be, and (ii) any Units greater than the Target Award Amount shall be automatically and immediately forfeited. In the event that Employee is continuously employed during the Performance Period but dies prior to the Committee’s certification of payout level, then the Employee’s designated beneficiary or executor, administrator, heirs or distributees, as the case may be, shall vest in the number of Units that the Employee would have earned if employed on the date of such certification and the Shares representing such vested Units shall be paid promptly to the Employee’s designated beneficiary or executor, administrator, heirs or distributees, as the case may be.

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(c)    Retirement.
(i)    Upon the Retirement of the Employee one year or more after the date of this Agreement, the Units shall remain outstanding until they vest or are forfeited in accordance with the terms set forth in Section 3(a) and Schedule A.
(ii)    Upon the Retirement of the Employee less than one year after the date of this Agreement, a pro-rated number of Units shall remain outstanding until they vest or are forfeited in accordance with the terms set forth in Sections 3(a) and Schedule A, with such pro-rated number determined by multiplying the Target Award Amount by a fraction, the numerator of which is equal to the number of full months the Award has been outstanding and the denominator of which is twelve (12). Any Units which are not vested (and any related Dividend Equivalents) under this Section 3(c)(ii) shall be automatically and immediately forfeited.
(iii)    Following Retirement, in the event that the Employee becomes a director, employee with or consultant for another insured depositary institution or other financial institution, any Units that have not yet vested shall be automatically and immediately forfeited.
(d)    Other Termination Events. Units not yet vested (and any related Dividend Equivalents) shall be automatically and immediately forfeited upon the Employee’s ceasing to be employed by the Company and its Subsidiaries for any reason whatsoever, other than death or Retirement of the Employee or except as otherwise determined by the Committee. In the event that Employee is continuously employed during the relevant performance period but ceases to be employed (other than by reason of termination for Cause by the Company or voluntary resignation by the Employee) prior to the Committee’s certification of payout level as a result of performance achievement during that performance period, then the Employee shall vest in any earned Units based on performance during such performance period and the Shares representing such vested Units shall be paid to the Employee.
(e)    Change in Control.
(i)    Upon a Change in Control, all Restrictions upon the Target Award Amount shall lapse and such Units shall immediately vest unless the surviving entity has made adequate provision (with the determination as to such adequacy to be made in the discretion of the Committee) in the acquisition agreement or other written agreement to assume and convert such Units to the surviving entity’s equity securities in accordance with Section 12 of the Plan.
(ii)    Upon a Change of Control, Units that are assumed by the surviving entity in accordance with Section 9 of the Plan shall remain outstanding until they vest or are forfeited in accordance with the terms set forth in this Section 3(e).
(iii)    Units that continue to vest under Section 3(e)(ii) shall have their Restrictions lapse and shall immediately vest, if within twenty-four (24) months after the effective date

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of a Change in Control, a Qualifying Termination shall occur or if the Employee dies. A “Qualifying Termination” shall mean (a) the termination of the Employee’s employment by the Company without “Cause” as defined in the Plan or, (b) a resignation by the Employee for “Good Reason”, as defined in any employment or change in control agreement between the Employee and the Company that existed immediately prior to the Change in Control, or, if Employee was not a party to a CIC Agreement or an employment agreement, a resignation for Good Reason as defined in any Change in Control Severance Plan in effect immediately prior to the Change in Control.
(iv)    With respect to Units that continue to vest under Section 3(e)(ii), the following adjustments shall be made to Schedule A:

•
In calculating TSR Performance for TSR Units that are outstanding for more than one (1) year at the effective time of the Change in Control: the Employee shall be deemed to have earned a number of TSR Units based on the Company’s TSR Performance with the Performance Period ending on the effective date of the Change in Control without pro-ration;

•
In calculating TSR Performance for TSR Units that are outstanding for less than one (1) year at the effective time of the Change in Control: the Employee shall be deemed to have earned the Target TSR Amount without pro-ration; and

•
In calculating GITBV performance for GITBV Units that are outstanding at the effective time of the Change in Control, the Employee shall be deemed to have earned either the number of GITBV Units (i) calculated based on the GITBV with the Performance Period ending on the effective date of the Change in Control (and as appropriate estimates may be used when actual results are not available on such date), or (ii) if the Committee fails to, or cannot make a determination of GITBV, then the Target GITBV Amount as determined by the Committee prior to the effective date of the Change in Control, and in either case without pro-ration.

Shares representing any TSR Units or GITBV Units which are deemed earned in accordance with this Section 3(e)(iv) shall be paid to the Employee no later than 10 days after the end of the applicable performance period or the vesting date specified in Section 3(e)(iii), except in the event of the Employee’s death the Units which are deemed earned shall be paid no less than 30 days after the Employee’s death (in which case, earned Units shall be paid to the Employee’s designated beneficiary, or if none is designated to the Employee’s executor, administrator, heirs or distributees, as the case may be).

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(f)    Accelerated Restricted Stock Units. With respect to an Employee who is or was at any time a named executive officer (as determined under Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended), the Units and the Shares are subject to all the terms and conditions set forth in the Plan regarding Accelerated Restricted Stock Units including, but not limited to, the retention requirements as provided in Section 9(c) of the Plan.
4.    Registration. If Shares are issued in a transaction exempt from registration under the Securities Act of 1933, as amended, then, if deemed necessary by Company’s counsel, as a condition to the Company issuing the Shares, the Employee shall represent in writing to the Company that the Employee is acquiring the Shares for investment purposes only and not with a view to distribution, and Restrictions shall be imposed on the Shares to the effect that such Shares may not be transferred without an applicable exemption under the Securities Act of 1933 or registration thereunder.
5.    Acknowledgement of Receipt of Plan and Prospectus. The Employee hereby acknowledges that the Employee has access to the Plan and Prospectus and represents and warrants that the Employee has read and is familiar with the terms and conditions of the Plan and the Prospectus. The execution of this Agreement by the Employee constitutes the Employee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.
6.    Notices. Except as specifically provided in the Plan or this Agreement, all notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to the Employee at the Employee’s last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.
7.    Tax Withholding. If requested by the Employee, the Committee shall cancel Shares to be delivered to the Employee having a Fair Market Value, on the day preceding the date of delivery of such Shares, equal to the minimum statutory required tax withholding (or, if permitted by the Company, a rate that is higher than the minimum statutory withholding rate) in connection with delivery of such Shares, and apply the value of such Shares as payment for the Employee’s minimum statutory required tax withholding or higher withholding. The form to be used in making this request is attached as Schedule B.
8.    Clawback. In the event that the Committee, within 3 years of the Award Date or within 3 years of the date of vesting of any portion of the Award hereunder, determines that the number of Units or Shares awarded under this Agreement was based on materially inaccurate financial statements (including, but not limited to, statements of earnings, revenues, or gains) or other materially inaccurate performance metric criteria, then the Company has the right to cancel the unvested Units awarded to the Employee under this Agreement and, with respect to Shares awarded under this Agreement upon the vesting of Units, the Employee agrees that the Company has the

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right to cancel the Shares delivered to the Employee under this Agreement if still owned by the Employee or, if such Shares are no longer owned by the Employee or the Company is otherwise unable to cancel the Shares, to recover from the Employee the value of the Shares delivered to the Employee under this Agreement. The Committee may also cancel this Award if the Employee has engaged in or engages in an activity that is in conflict with or adverse to the interest of the Company while employed by or providing services to the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities.
In addition, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any securities exchange or inter-dealer quotation service on which the Company’s Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, this Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.
9.    Miscellaneous. This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to the subject matter hereof, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey. This Award and the payments set forth herein are intended to be compliant with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and shall be interpreted and administered in accordance therewith, although no warranty as to such compliance is made.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VALLEY NATIONAL BANCORP	EMPLOYEE
By:	By:
Gerald Korde, Chairman,	[Employee Name]
Compensation and Human Resources Committee

Awards of incentive compensation are also subject to the Valley National Bancorp Clawback Policy which is attached.

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Schedule A

Vesting Conditions for Performance Restricted Stock Units

1.	Definitions

a.
“GITBV” means the Company’s annual growth in Tangible Book Value per share plus dividends on common stock excluding other comprehensive income, and shall be adjusted to exclude, in a manner consistent with prior practice, consistently applied, the impact of: (i) fees and expenses relating to acquisitions and dispositions, (ii) the positive or negative impact of any merger or acquisition activity (including the impact of the increase in outstanding shares), (iii) costs or penalties associated with the voluntary prepayment of indebtedness during the performance period and related savings in debt service from any such prepayment of indebtedness in the performance year(s) following the year of such prepayment, (iv) the cumulative effect of accounting and tax law changes, (v) any items otherwise affecting tangible book value that are required to be reflected on the Company’s Income Statement (in accordance with Accounting Standards Update 2015-01) as unusual in nature or not reasonably expected to recur in the foreseeable future (formerly, Extraordinary Items), and (vi) other items, both positive and negative, which the Committee determines are not indicative of ongoing operational results.

b.
“Peer Group” means the companies in the KBW Regional Bank Index as of the first day of the Performance Period. If a Peer Group company is acquired by or merged with another Peer Group company, the performance of the surviving company is tracked for the remainder of the relevant performance period. If a Peer Group company is acquired by a non-Peer Group company, the acquired company is disregarded. For the avoidance of doubt, a Peer Group company which becomes bankrupt or insolvent during the Performance Period shall be deemed to have a TSR Performance of negative 100%.

c.	“Performance Period” means the period commencing January 1, 2019 and ending December 31, 2021.

d.
“Stock Price” means the average closing price of a share of common stock of the Company, as reported on the principal national stock exchange on which such common stock is traded, over the 30 consecutive calendar days immediately preceding the first day of the Performance Period and the 90 consecutive calendar days ending on (and including) the last day of the Performance Period.

e.
“TSR Performance” means the Company’s total shareholder return for the Performance Period as measured by dividing (A) the sum of (i) the cumulative amount of dividends per share for the Performance Period, assuming dividend reinvestment as of each applicable ex-dividend date, and (ii) the increase or decrease in Stock Price from the first business day of the Performance Period to the last

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business day of the Performance Period, by (B) the Stock Price determined as of the first business day of the Performance Period.

2.
Growth in Tangible Book Value. [_____] GITBV Units (representing 60% of the Target Award Amount, the “Target GITBV Amount”) will be subject to vesting based on performance achievement against the following metrics measured on a cumulative basis over the Performance Period (using a three-year average):

•	50% of the Target GITBV Amount will vest if ____% GITBV is achieved (threshold);

•	100% of the Target GITBV Amount will vest if ____% GITBV is achieved (target);

•	___% of the Target GITBV Amount will vest if _____% of GITBV is achieved (maximum).
The number of earned GITBV Units shall be interpolated on a straight-line basis based on achievement of GITBV levels between the performance metrics specified above. No GITBV Units shall be earned if GITBV is less than _____%, and the maximum GITBV Units that may be earned shall be capped at ____% of the Target GITBV Amount even if GITBV in excess of ____% is achieved.
The number of GITBV Units earned based on cumulative three-year GITBV performance as described above shall vest and shares representing such earned GITBV Units shall be delivered to the Employee three years from the date of this award upon the Committee’s certification of performance achievement following the end of the Performance Period.

3.
Total Shareholder Return. [___] TSR Units (representing 40% of the Target Award Amount, the “Target TSR Amount”) will be subject to vesting based on achievement of TSR Performance measured on a cumulative basis over the Performance Period as follows:

•	50% of the Target TSR Amount will vest if TSR Performance is consistent with the 25th percentile of the Peer Group (threshold);

•	100% of the Target TSR Amount will vest if TSR Performance is consistent with the 50th percentile of the Peer Group (target);

•	150% of the Target TSR Amount will vest if TSR Performance is consistent with the 75th percentile of the Peer Group (maximum).
The number of earned TSR Units shall be interpolated on a straight-line basis based on achievement of TSR Performance levels between the performance metrics specified above. No TSR Units shall be earned if TSR Performance is below the 25th percentile of the Peer Group, and the maximum TSR Units that may be earned shall be capped at 150% of the Target TSR Amount even if TSR Performance exceeds the 75th percentile of the Peer Group, provided, however, that if TSR Performance exceeds the 50th percentile but is negative, the maximum TSR Units that may be earned shall be capped at 100% of the Target TSR Amount.
The number of TSR Units earned based on cumulative three-year TSR Performance as described above shall vest and shares representing such earned TSR Units shall be delivered to the Employee

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three years from the date of this grant upon the Committee’s certification of performance achievement following the end of the Performance Period.

Valley National Bancorp Clawback Policy
The Compensation and Human Resources Committee of Valley National Bancorp (the “Company”) operates under the following Clawback Policy:

▪
Triggers to Recoup Unvested Awards: The Company may cancel any unvested stock awards granted to and cancel the payout of any unpaid cash bonus award to be paid to (recoup) any executive officer of the Company or its subsidiaries upon the following events:

1.	A material restatement of the Company’s financial statements and the award was based upon materially inaccurate performance metrics, in which case the recoupment applies to the relevant period.

2.	The Executive is terminated for cause involving material misconduct detrimental to the Company, in which case the recoupment applies to all periods on or after the material misconduct.

▪	Triggers to Recoup Vested Awards: The Company may recoup vested incentive awards of stock and cash made to any executive in the following events:

1.	The executive engaged in intentional fraud against the Company or any of its subsidiaries, in which case the recoupment may apply to any awards from the date of the fraud.

2.	Because of intentional misconduct detrimental to the Company, the Company suffers a material financial loss and governmental enforcement action against the Company or its subsidiaries.

▪
Procedures for Applying Policy: The Compensation and Human Resources Committee of the Company will be responsible for exercising the Company’s rights under this Policy. In exercising its authority under this policy, the Committee shall take into account uncertainties and mitigating circumstances. The Committee shall not be obligated in any case under this policy to exercise its discretion to obtain recoupment. Conversely, the Committee shall not be prevented from exercising its right to obtain recoupment due to uncertainties or mitigating circumstances.

▪	Amendments: The Committee may amend or supplement this policy at any time. However no such amendment or supplement which is materially adverse to the executive may apply retroactively.

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